As filed with the Securities and Exchange Commission on September 23, 1999
                                                       Registration No.333-86951
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                PMC-SIERRA, INC.
             (Exact name of Registrant as specified in its charter)

                          8555 Baxter Place, Suite 105
                            Burnaby, British Columbia
                                 Canada, V5A 4V7
                                 (604) 415-6000


               Delaware                                            94-2925073
      (State or other jurisdiction of                           (I.R.S. Employer
       incorporation or organization)                     Identification Number)

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                          The Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801

                (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                                   Neil Wolff
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                  (415) 493-9300

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [___]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [____]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------


                              SUBJECT TO COMPLETION

                                PMC-SIERRA, INC.

                        3,597,123 SHARES OF COMMON STOCK

         We are offering up to 3,597,123 shares of our common stock held by several selling stockholders listed on page 4 of this prospectus. The shares were issued or became issuable to the selling stockholders on August 27, 1999 by virtue of the merger of a subsidiary of PMC-Sierra, Inc., with and into Abrizio Inc., a California corporation. The issuance of the shares was exempt from the registration requirements of the Securities Act of 1933.

         The 3,597,123 shares consist of:

                - 87,290 shares of PMC common stock issuable upon exercise of warrants by selling stockholders identified on page 4 of this prospectus.

                -  3,509,833   shares  of  PMC  common  stock  held  by  selling
stockholders listed on page 4 of this prospectus.

         The selling stockholders may sell or distribute the shares through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price may be the market price prevailing at the time of sale or a price privately negotiated.

         We will not receive any of the proceeds from the sale of the shares. However, we will pay substantially all expenses incident to their registration.


         Our common stock is quoted on the Nasdaq National Market under the symbol "PMCS." On September 22, 1999, the last reported sale price of our common stock was $99.81 per share.


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" LOCATED ON PAGE 3 OF THIS PROSPECTUS.


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PMC COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS PROSPECTUS OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is _________, 1999

         YOU SHOULD RELY ONLY ON INFORMATION OR REPRESENTATIONS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION.

         Our business and affairs may change following the date of this prospectus. We do not have an obligation to update the information in this prospectus after the date on the cover page.

                       WHERE YOU CAN FIND MORE INFORMATION

         PMC files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy and information statements and other information concerning PMC at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information about PMC.

         This prospectus is part of the Registration Statement on Form S-3 that PMC filed with the commission to register shares of its common stock. This prospectus does not contain all of the information contained in the Registration Statement. Parts of documents are incorporated by reference into this prospectus. You should read these documents in their entirety rather than relying just on the parts incorporated by reference. Some of these documents are exhibits to the Registration Statement. The Registration Statement together with its exhibits can be inspected and copied at the public reference facilities and regional offices of the Commission referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by PMC with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this prospectus:

         1. PMC's Annual Report on Form 10-K for the fiscal year ended December 27, 1998;

         2.    the  Proxy   Statement   for  PMC's   1999   Annual   Meeting  of
               Stockholders;

         3. PMC's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1999 and June 27, 1999;

         4. PMC's Current Reports on Form 8-K dated August 25, 1999 and September 3, 1999.

         5. the description of our common stock in our Quarterly Report on 10-Q for the quarter ended June 27, 1999; and

         6. all reports, definitive proxy statements and other documents filed by PMC with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

         Any statement in this prospectus incorporated by reference is only incorporated to the extent that other statements in this prospectus do not modify or supersede it.

         You may request a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed in writing or by phone to:

                                PMC-Sierra, Inc..
                               Investor Relations
                          8555 Baxter Place, Suite 105
                            Burnaby, British Columbia
                                 Canada V5A 4V7
                        Telephone Number: (604) 415-6000

PMC will provide these documents and information to you without charge.

                                   THE COMPANY

         PMC was incorporated in the State of California in 1983 and reincorporated into the State of Delaware in 1997. All references to "PMC", "we" or "us" are to PMC-Sierra, Inc. and include its subsidiaries, unless the context requires otherwise. Our principal executive office is located at 105-8555 Baxter Place, Burnaby, B.C., Canada V5A 4V7. Our telephone number at that location is
(604) 415-6000. Our Common Stock trades on the Nasdaq National Market under the symbol "PMCS."

         We design, develop, market and support high-performance semiconductor networking solutions. Our products are used in the high speed transmission and networking systems which are being used to restructure the global telecommunications and data communications infrastructure.

         We provide components for equipment based on Asynchronous Transfer Mode ("ATM"), Synchronized Optical Network ("SONET"), Synchronized Digital Hierarchy ("SDH"), T1/E1/J1 and T3/E3/J2 access transmission and Ethernet protocols. Our networking products adhere to international standards and are sold on the merchant market to over 100 customers either directly or through our worldwide distribution channels.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         Some statements and information in this prospectus constitute "forward-looking statements" within the meaning of the federal securities laws. Our results, performance, or achievements may be materially different from those expressed or implied by such forward-looking statements. We may not nor are we obligated to, release revisions to forward-looking statements to reflect subsequent events.

                                  RISK FACTORS

         An investment in the shares involves a high degree of risk. In addition to the other information contained in this prospectus, before purchasing the shares, prospective investors should carefully consider the risk factors described as "Factors That You Should Consider Before Investing In PMC-Sierra" in our Quarterly Report on Form 10-Q for the quarter ended June 27, 1999.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares covered by this prospectus. We will, however, pay substantially all expenses related to the registration of the shares.

                              SELLING STOCKHOLDERS


         The name of each selling stockholder and the aggregate number of shares of common stock registered by this Registration Statement that each selling stockholder may offer and sell are set out in the table on page 4. All of the shares offered are issued and outstanding as of the date of this prospectus other than 87,290 shares of common stock issuable upon exercise of warrants by selling stockholders identified in the table on page 4. Because the selling stockholders may sell or distribute all or a portion of the shares at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares of common stock that each selling stockholder may have upon completion of this offering. As of the date of this prospectus, the following selling stockholders serve as employees or consultants of Abrizio:

-  Anders Swahn
-  Nick McKeown
-  Shang-Tse Chuang
-  Gregory Charles Adam Watson
-  Constantine Calamvokis
-  Rolf Muralt
-  Steven C. Lin
-  Saroj Behera
-  Leo Quilici
-  Zubair Hussain
-  Gireesh Shrimali

                                                    Shares to be Offered for the
  Selling Stockholder                                       Selling Stockholder
--------------------------------------------------------------------------------
  Anders Swahn                                                632,145

  Nick McKeown                                                632,145

  Stanford University                                          58,699

  Frank Marshall                                                9,482

  Fenwick & West LLP                                            7,525

  Shang-Tse Chuang                                             11,128

  Gregory Charles Adam Watson                                  11,852

  Constantine Calamvokis and Alison Lang,                       7,901
  Community Property

  Rolf Muralt                                                   6,848

  Steven C. Lin and Robin A. Lin, Community Property            6,848

  Saroj Behera                                                 22,125

  Leo Quilici                                                   9,218

  Zubair Hussain                                               34,767

  Gireesh Shrimali                                              4,741

  Benchmark Capital                                           903,064

  Sequoia Capital VIII                                        818,446

  Sequoia International Technology Partners VIII               10,385

  Sequoia International Technology Partners VIII (Q)           54,183

  CMS Partners LLC                                             18,061

  Sequoia 1997                                                  1,987

  F&W Investments 1998                                          7,675

  Michael Dowling                                                 601

  Soleil Moscona                                                4,515

  Dorothy Keggi                                                 3,010

  Jim Salvatore                                                 3,010

  Patrick A. McKeown                                            2,257

  Jeremy P. McKeown                                             1,354

  Alistair J. McKeown                                             903

  Hanh V. Le and Thien-Hoa T. Truong                            2,408

  Dew T. Le and Michael F. Dawson                                 903

  Nho T.T. LeHinds and Roger E. LeHinds                           451

  Sean Nhan                                                       903

  Trang T. Rowe and David Rowe                                  1,053

  Nga T. Le and Mark S. Wolter                                  1,053

  Allied Telesis KK (1)                                        30,808

  Timark LP                                                    52,978

  Leo P. Quilici Pension and Profit                            13,829
  Sharing Plan dated 12/28/90 (2)

  Hennessy 1993 Revocable Trust (3)                            18,353

  Ron Schmidt  (4)                                             45,883

  Reed Hastings (5)                                            45,883

  Morgan Littlewood (6)                                        22,941

  Carmelo Santoro, Trustee, The Carmelo J.
  and Nancy J. Santoro Family Trust, July 13, 1990             52,226

  VLLI (7)                                                     22,576

      TOTAL                                                 3,597,123
      -------------------------------------------------------------------------
      1 Includes  15,050 shares  issuable upon exercise of warrants.
      2 Includes  6,019 shares  issuable upon  exercise of warrants.
      3 Includes  6,020 shares  issuable upon  exercise of warrants.
      4 Includes  15,050 shares  issuable upon exercise of warrants.
      5 Includes  15,050 shares  issuable upon exercise of warrants.
      6 Includes  7,525 shares  issuable upon  exercise of warrants.
      7 Includes 22,576 shares issuable upon exercise of warrants.


                              PLAN OF DISTRIBUTION

         The shares may be sold or  distributed  from time to time by or for the
account  of  the  selling  stockholders.   The  selling  stockholders  will  act
independently of PMC in making decisions with respect to these sales.


         The selling stockholders may use underwriters, dealers, brokers or other agents to sell or distribute some or all of the shares or may deal directly with one or more purchasers. They may use block sales, Nasdaq, the over-the-counter market, privately negotiated transactions or a combination of these. These sales may be at the market price at the time of sale, at prices related to the market price, at privately negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in these sales as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. If they act as agent for the purchaser of such shares, they may also receive compensation from the purchaser.

         The selling stockholders and any underwriters, brokers, dealers or agents that participate in distribution of the shares may be deemed "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions they receive might be deemed to be underwriting discounts and commissions under the Securities Act. Neither PMC nor the selling stockholders can presently estimate the amount of such compensation. PMC does not know of any existing arrangements relating to the sale or distribution of the shares among any selling stockholders or between any selling stockholders and any underwriter, broker, dealer or other agent.

         Compliance with the Exchange Act may affect the marketability of our common stock. The Exchange Act does not allow any person engaged in a distribution of any of the shares to simultaneously engage in market activities with respect to our other common stock for nine business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to other applicable provisions of the Exchange Act, including without limitation Rules 10b-5, 10b-6 and 10b-7, that may limit the timing of purchases and sales of any of the shares.

         PMC will pay substantially all of the expenses of this offering of the shares by the selling stockholders other than commissions and discounts of underwriters, brokers, dealers or agents.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for PMC by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                     EXPERTS

         The consolidated financial statements of PMC-Sierra, Inc. at December 31, 1998, for the two years in the period then ended, and at December 31, 1997, appearing in this prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, and for the year ended December 31, 1996, by Ernst & Young LLP, independent auditors, as described in their respective reports. The financial statements, as described in the reports, are incorporated by reference in this prospectus in reliance on the authority of these firms as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses payable by the Registrant in connection with the filing of this Registration Statement (1).

Securities and Exchange Commission Filing Fee                    $93,060

Nasdaq Additional Listing Fee                                    $17,500

Printing and Engraving Expenses                                  $10,000

Legal Fees and Expenses                                          $15,000

Accounting Fees and Expenses                                       -

Blue Sky Fees and Expenses                                         -

Transfer Agent and Registration Fees                              $5,000

Miscellaneous expenses                                            $1,440

Total                                                           $142,000

      ---------------------------------------------
      (1) All of such expenses, other than the filing fee for the Commission and additional listing fee for Nasdaq, are estimates and are subject to future contingencies.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation of PMC eliminates the liability of directors to PMC for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to PMC or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve PMC or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

         PMC's Bylaws provide that PMC shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. PMC believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. PMC's Bylaws also permit PMC to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether PMC would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. PMC currently has secured such insurance on behalf of its officers and directors.

         PMC has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in PMC's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify PMC's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of PMC, arising out of such person's services as a director or officer of PMC, any subsidiary of PMC or any other company or enterprise to which the person provides services at the request of PMC.

ITEM 16.  EXHIBITS

         The  following   exhibits  are  filed  as  part  of  this  Registration
Statement:


NUMBER        EXHIBIT DESCRIPTION

5.1           Opinion of Counsel as to the validity of the Shares.
23.1          Consent of Counsel (included in Exhibit 5.1 above).
23.2          Consent of Ernst & Young LLP.
23.3          Consent of Deloitte & Touche LLP.


ITEM 17.  UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) To include any  material  information  with respect to the
                plan  of   distribution   not   previously   disclosed  in  this
                Registration Statement or any material change to such information in this Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.


(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Burnaby, British Columbia, Canada on this 23rd day of September 1999.


                                       PMC-SIERRA, INC.
                                       By: /s/JOHN SULLIVAN
                                       ----------------------------------------
                                       John Sullivan
                                       Vice President, Finance
                                       (Principal Financial and Accounting
                                       Officer)


Signature                           Title                            Date

/s/ ROBERT L. BAILEY*      President, Chief Executive         September 23, 1999
--------------------       Officer (Principal Executive
Robert L. Bailey           Officer) and Director

/s/JOHN SULLIVAN           Vice President, Finance            September 23, 1999
----------------           (Principal Financial
John Sullivan              and Accounting Officer)

/s/ALEXANDRE BALKANSKI*    Director                           September 23, 1999
----------------------
Alexandre Balkanski


/s/COLIN BEAUMONT*         Director                           September 23, 1999
-----------------
Colin Beaumont

/s/JAMES V. DILLER*        Chairman of the Board              September 23, 1999
------------------         of Directors
James V. Diller

/s/FRANK J. MARSHALL*      Director                           September 23, 1999
--------------------
Frank J. Marshall



*By: /s/JOHN SULLIVAN
---------------------
John Sullivan
Attorney-in-Fact

                                  EXHIBIT INDEX


NUMBER           EXHIBIT DESCRIPTION

5.1              Opinion of Counsel as to the validity of the Shares.

23.2             Consent of Ernst & Young LLP

23.3             Consent of Deloitte & Touche LLP